Exhibit 99.1

Dear Members:

I would like to take this opportunity to thank all of the IRE Members for their consideration and participation in the 2010 Annual Meeting, especially those who were able to attend the meeting in person. The IRE Board understands that some of the issues that were presented were highly charged. However, the Board felt that it had a duty to provide the unit holders with the opportunity to consider the important issues impacting your company.

Enclosed is a sheet containing the election results, which can also be found on the SEC website at www.SEC.gov in the form of an 8K filed on March 30, 2010. The results are as follows:

Proposal 1: Removal of Directors – Passed – Directors Bush, Horan and Mauser have been removed from the IRE Board.

Proposal 2: Revision of the Operating Agreement – Passed – The IRE Board is beginning a search for at least one replacement Director who will stand for election at the next Annual Meeting.

Proposal 3: Election of Directors – Directors Bohannan, Cobb and Pim were re-elected for new 3 year terms.

2009 was a difficult year for the entire biodiesel industry. The delay for 2009 of the implementation of the new Renewable Fuel Standard (RFS2) with its biodiesel use requirements caused demand to remain soft and the failure of Congress to renew the Blenders Tax credit at the end of 2009 has also caused weak demand going into 2010. However, the RFS2 is now in place and is expected to be fully implemented later this year, which should improve market demand and be a benefit to IRE.

IRE’s MOSA agreement with REG is set to expire in July of 2010. Going forward IRE has signed an agreement with World Management Group (WMG) to help us with the marketing and procurement functions previously performed by REG. This new agreement will officially become effective once our agreement with REG terminates. The leaders of WMG have been in the biodiesel business since 1996, and bring a fresh market approach to the table, and the Board believes that this new relationship will be a benefit to the unit holders of IRE.

One thing that the Board has heard loud and clear from the unit holders is that we need to drastically improve our communication. To help with that we are updating our member list addresses and email addresses. The Board will be considering ways to update our website and looking for ways to effectively use our website and email for improved communication. Be watching your email and the website for updates. As always, check the SEC website for all current filings.

Once again, the entire Board thanks everyone for their participation and continued support. The huge response we received in connection with the annual meeting reinforces the fact that we have a well informed and engaged membership.

Sincerely,

Michael J. Bohannan
Chairman IRE